Exhibit 99.1

News Release
April 20, 2009
Park National Corporation reports first quarter 2009 performance and declares second quarter cash dividend
Continued strong loan growth fuels solid results
NEWARK, Ohio — Park National Corporation (Park) (NYSE Amex: PRK) today announced operating results for the three months ended March 31, 2009. Net income available to common shareholders was $20.0 million, compared to $23.0 million for the same period in 2008. First quarter 2009 net income per diluted common share was $1.43, a 13.3 percent decrease from the first quarter 2008 net income per diluted common share of $1.65.
Net income figures for the first quarter of 2008 included a one-time benefit (reported in the “other income” category) of $3.1 million related to the Visa IPO. Net of taxes, this contributed $2.0 million to net income, or $0.14 to net income per diluted share for the first quarter of 2008.
Park’s board of directors also declared a second quarter cash dividend of $0.94 per common share, payable on June 10, 2009 to common shareholders of record as of May 27, 2009.
“We are pleased with our first quarter performance. On March 11, 2009, we projected that net income available to common shareholders would be approximately $18 million for the first quarter and the actual results were $2 million higher,” said Park Chairman, C. Daniel DeLawder.
The better-than-expected earnings for Park were largely due to a high volume of fixed rate residential mortgage loans. During the first quarter 2009, Park originated $181.6 million in fixed rate residential mortgage loans, compared to $55.6 million for the first quarter 2008. These loans are sold in the secondary market and Park maintains the servicing on these loans. The pre-tax real estate non-yield loan fee income was $5.0 million for the first quarter 2009, compared to $2.1 million for the first quarter 2008.
The U.S. government and the Federal Reserve System have continued their dedicated effort to facilitate extraordinarily low fixed interest rates for residential mortgage loans, and Park’s loan volume has benefited from offering especially low rates on new and refinanced loans since the end of 2008.
According to DeLawder, the increase in home loan refinances is only partly generated by an excellent low interest rate environment. “People like the reliability of local service for their home loan. They want to speak directly with a knowledgeable, responsive lender who can deliver more than great low rates. That’s been our lending style for decades and we’re eager to help more people take advantage of the opportunity to save money and gain peace of mind,” he said.
Park also experienced an increase in commercial and consumer loans during the first quarter. At March 31, 2009, Park had $4,562 million in total loans on its consolidated balance sheet, compared to $4,491 million at year-end 2008 and $4,253 million at March 31, 2008. Total loans increased overall by $70.2 million during the first quarter 2009, representing 6.3 percent annualized growth.
Deposit balances also increased during the first quarter 2009. At March 31, 2009, Park had total deposits of $4,920 million, compared to $4,762 million at year-end 2008 and $4,520 million at March 31, 2008.
Park’s first quarter 2009 net loan charge-offs totaled $11.1 million, or an annualized 0.99 percent of loans outstanding. In the same period in 2008, net loan charge-offs were $8.6 million, or an annualized 0.82 percent of loans outstanding. The loan loss provision was $12.3 million in the first quarter 2009, compared to $7.4 million in the first quarter 2008. Park subsidiary Vision Bank (headquartered in Panama City, Fla.) had a loan loss provision of $8.5 million for the first quarter 2009, compared to $4.8 million for that period in 2008. Park’s Ohio-based banking divisions had a total loan loss provision of $3.8 million for the first quarter 2009, compared to $2.6 million for the same period in 2008.
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

News Release
First quarter of 2009 net income for Park’s Ohio-based banking divisions was $25.4 million. “We continue to be very pleased with the earnings from Park’s Ohio-based banking divisions. Last year was a record earnings year for that group with a net income of $94.9 million for year-end 2008,” DeLawder said.
Headquartered in Newark, Ohio, Park National Corporation holds $7.1 billion in total assets (as of March 31, 2009). Park consists of 14 community bank divisions and two specialty finance companies. Park’s Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank, Citizens National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Park’s other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance) and Guardian Finance Company.
Complete financial tables are included below.
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Media Contacts: Bethany Lewis, Communication Specialist, 740.349.3754 or John Kozak, Chief Financial Officer, 740.349.3792
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation: deterioration in the asset value of Park’s loan portfolio may be worse than expected; Park’s ability to execute its business plan successfully and within the expected timeframe; general economic and financial market conditions, and weakening in the economy, specifically, the real estate market and credit market, either national or in the states in which Park and its subsidiaries do business, are worse than expected; changes in the interest rate environment reduce net interest margins; competitive pressures among financial institutions increase significantly; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries; demand for loans in the respective market areas served by Park and its subsidiaries, and other risk factors relating to the banking industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

PARK NATIONAL CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	THREE MONTHS ENDED
	MARCH 31,
			PERCENT
	2009	2008	CHANGE
INCOME STATEMENT AND RATIOS
NET INTEREST INCOME	$68,233	$61,484	10.98%
PROVISION FOR LOAN LOSSES	12,287	7,394	66.18%
OTHER INCOME	19,210	21,039	-8.69%
GAIN ON SALE OF SECURITIES	—	309
OTHER EXPENSE	45,862	43,277	5.97%
INCOME BEFORE TAXES	29,294	32,161	-8.91%
NET INCOME	21,390	22,978	-6.91%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS (x)	19,950	22,978	-13.18%
NET INCOME PER COMMON SHARE-BASIC (x)	1.43	1.65	-13.33%
NET INCOME PER COMMON SHARE-DILUTED (x)	1.43	1.65	-13.33%
RETURN ON AVERAGE ASSETS (x)	1.15%	1.42%
RETURN ON AVERAGE COMMON EQUITY (x)	14.66%	16.02%
CASH DIVIDENDS DECLARED PER SHARE	0.94	0.94	0.00%

INCOME STATEMENT AND RATIOS (NON GAAP)
RETURN ON AVERAGE TANGIBLE ASSETS(c)(x)	1.16%	1.46%
RETURN ON AVERAGE TANGIBLE REALIZED COMMON EQUITY (a)(x)	17.67%	21.72%

OTHER RATIOS
YIELD ON EARNING ASSETS	5.81%	6.83%
COST OF PAYING LIABILITIES	1.84%	3.07%
NET INTEREST MARGIN	4.26%	4.19%
NET LOAN CHARGE-OFFS	$11,097	$8,648
NET CHARGE-OFFS AS A PERCENT OF LOANS	0.99%	0.82%

	March 31,	December 31,	March 31,
	2009	2008	2008
BALANCE SHEET
INVESTMENTS	$2,035,622	$2,059,051	$1,956,035
LOANS	4,561,508	4,491,337	4,253,363
LOAN LOSS RESERVE	101,279	100,088	85,848
GOODWILL AND OTHER INTANGIBLES	84,608	85,545	143,550
TOTAL ASSETS	7,059,175	7,070,720	6,781,365
TOTAL DEPOSITS	4,920,213	4,761,750	4,519,756
BORROWINGS	1,378,686	1,554,754	1,581,465
EQUITY	656,218	642,663	591,179
COMMON EQUITY	560,306	546,942	591,179
TANGIBLE COMMON EQUITY (b)	475,698	461,397	447,629
COMMON BOOK VALUE PER SHARE	40.10	39.15	42.33
TANGIBLE COMMON BOOK VALUE PER SHARE (b)	34.05	33.02	32.05
NONPERFORMING LOANS	156,957	162,357	107,303
NONPERFORMING ASSETS	191,130	188,205	127,416
PAST DUE 90 DAY LOANS	7,807	5,421	4,032

RATIOS
LOANS/ASSETS	64.62%	63.52%	62.72%
NONPERFORMING LOANS/LOANS	3.44%	3.61%	2.52%
PAST DUE 90 DAY LOANS/LOANS	0.17%	0.12%	0.09%
LOAN LOSS RESERVE/LOANS	2.22%	2.23%	2.02%
TOTAL EQUITY/ASSETS	9.30%	9.09%	8.72%
COMMON EQUITY/ASSETS	7.94%	7.74%	8.72%
TANGIBLE COMMON EQUITY/TANGIBLE ASSETS (d)	6.82%	6.61%	6.74%

(x)	Reported measure excludes the impact of the preferred stock issued to the U.S. Treasury under the Capital Purchase Program and uses net income available to common shareholders.

(a)	Net Income available to common shareholders for each period divided by average tangible realized common equity during the period. Average tangible realized equity equals average stockholders’ equity during the applicable period less (i) average goodwill and other intangibles during the period, (ii) average accumulated other comprehensive income, net of taxes, during the period, and (iii) Preferred stock.

RECONCILIATION OF AVERAGE STOCKHOLDERS’ EQUITY TO AVERAGE TANGIBLE REALIZED COMMON EQUITY:

	THREE MONTHS ENDED
	MARCH 31,
	2009	2008

AVERAGE STOCKHOLDERS’ EQUITY	647,853	576,879
Less: Preferred stock	95,802	—
Average goodwill and other intangibles	85,142	144,119
Average accumulated other comprehensive income, net of taxes	8,997	7,306

AVERAGE TANGIBLE REALIZED COMMON EQUITY	457,912	425,454

(b)	Tangible common book value per share equals ending stockholders’ equity less preferred stock and goodwill and other intangibles at the end of the period, divided by actual common shares outstanding at the end of the period.
RECONCILIATION OF STOCKHOLDERS’ EQUITY TO TANGIBLE COMMON EQUITY:

	March 31,	December 31,	March 31,
	2009	2008	2008

STOCKHOLDERS’ EQUITY	656,218	642,663	591,179
Less: Preferred stock	95,912	95,721	—
Goodwill and other intangibles	84,608	85,545	143,550

TANGIBLE COMMON EQUITY	475,698	461,397	447,629

(c)	Net income available to common shareholders divided by average tangible assets. Average tangible assets equals average assets less goodwill and other intangibles.
RECONCILIATION OF AVERAGE ASSETS TO AVERAGE TANGIBLE ASSETS

	THREE MONTHS ENDED
	MARCH 31,
	2009	2008

AVERAGE ASSETS	7,059,725	6,492,513
Less average goodwill and other intangibles	85,142	144,119

AVERAGE TANGIBLE ASSETS	6,974,583	6,348,394

(d)	Tangible common equity divided by tangible assets. Tangible assets equals total assets less goodwill and other intangibles.
RECONCILIATION OF TOTAL ASSETS TO TANGIBLE ASSETS:

	March 31,	December 31,	March 31,
	2009	2008	2008

TOTAL ASSETS	7,059,175	7,070,720	6,781,365
Less: Goodwill and other intangibles	84,608	85,545	143,550

TANGIBLE ASSETS	6,974,567	6,985,175	6,637,815

PARK NATIONAL CORPORATION
Consolidated Statements of Income
(dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008

Interest income:
Interest and fees on loans	$69,088	$79,010
Interest on:
Obligations of U.S. Government, its agencies and other securities	23,828	20,705
Obligations of states and political subdivisions	422	654
Other interest income	27	99

Total interest income	93,365	100,468

Interest expense:
Interest on deposits:
Demand and savings deposits	2,905	7,358
Time deposits	14,374	19,199
Interest on borrowings	7,853	12,427

Total interest expense	25,132	38,984

Net interest income	68,233	61,484

Provision for loan losses	12,287	7,394

Net interest income after provision for loan losses	55,946	54,090

Other income	19,210	21,039

Gain on sale of securities	—	309

Other expense:
Salaries and employee benefits	25,487	24,671
Occupancy expense	3,158	3,025
Furniture and equipment expense	2,378	2,317
Other expense	14,839	13,264

Total other expense	45,862	43,277

Income before income taxes	29,294	32,161

Income taxes	7,904	9,183

Net income	$21,390	$22,978

Preferred stock dividends	1,440	—

Income available to common shareholders	$19,950	$22,978

Per Common Share:

Net income — basic	$1.43	$1.65
Net income — diluted	$1.43	$1.65

Weighted average shares — basic	13,971,720	13,964,572
Weighted average shares — diluted	13,971,720	13,964,572

PARK NATIONAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except share data)

	March 31,
	2009	2008

Assets

Cash and due from banks	$108,523	$176,350
Money market instruments	17,844	8,547
Investment securities	2,035,622	1,956,035

Loans	4,561,508	4,253,363
Allowance for loan losses	101,279	85,848

Loans, net	4,460,229	4,167,515

Bank premises and equipment, net	68,177	68,816
Goodwill and other intangibles	84,608	143,550
Other assets	284,172	260,552

Total assets	$7,059,175	$6,781,365

Liabilities and Stockholders’ Equity

Deposits:
Noninterest bearing	$746,594	$711,151
Interest bearing	4,173,619	3,808,605

Total deposits	4,920,213	4,519,756

Borrowings	1,378,686	1,581,465
Other liabilities	104,058	88,965

Total liabilities	6,402,957	6,190,186

Stockholders’ Equity:
Preferred Stock (200,000 shares authorized in 2009 and -0- in 2008; 100,000 shares issued in 2009 and -0- in 2008)	95,912	—
Common stock (No par value; 20,000,000 shares authorized in 2009 and 2008; 16,151,137 shares issued in 2009 and 16,151,188 in 2008)	301,210	301,213
Common stock warrants	4,297	—
Accumulated other comprehensive income, net of taxes	17,144	10,627
Retained earnings	445,320	487,443
Treasury stock (2,179,424 shares in 2009 and 2,186,624 shares in 2008)	(207,665)	(208,104)

Total stockholders’ equity	656,218	591,179

Total liabilities and stockholders’ equity	$7,059,175	$6,781,365

PARK NATIONAL CORPORATION
Consolidated Average Balance Sheets
(dollars in thousands)

	Three Months Ended
	March 31,
	2009	2008

Assets

Cash and due from banks	$128,206	$141,568
Money market instruments	23,746	11,501
Investment securities	2,019,651	1,717,375

Loans	4,549,313	4,229,423
Allowance for loan losses	100,453	87,273

Loans, net	4,448,860	4,142,150

Bank premises and equipment, net	68,351	69,018
Goodwill and other intangibles	85,142	144,119
Other assets	285,769	266,782

Total assets	$7,059,725	$6,492,513

Liabilities and Stockholders’ Equity

Deposits:
Noninterest bearing	$773,512	$705,014
Interest bearing	4,055,678	3,768,060

Total deposits	4,829,190	4,473,074

Borrowings	1,470,677	1,343,208
Other liabilities	112,005	99,352

Total liabilities	6,411,872	5,915,634

Stockholders’ Equity:
Preferred stock	95,802	—
Common stock	301,210	301,213
Common stock warrants	4,297	—
Accumulated other comprehensive income, net of taxes	8,997	7,306
Retained earnings	445,212	476,464
Treasury stock	(207,665)	(208,104)

Total stockholders’ equity	647,853	576,879

Total liabilities and stockholders’ equity	$7,059,725	$6,492,513